EXHIBIT 16.1

February 14, 2019

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: The American Energy Group, Ltd.

Commission File No. 0-26402

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated February 14, 2019 and are in agreement with the statements contained in that document pertaining to our firm.

Very truly yours,

Heaton & Company, PLLC dba Pinnacle Accountancy Group of Utah